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                                                                    EXHIBIT 12.1

SCHEDULE OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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                               PERIOD FROM
                                INCEPTION         YEAR ENDED           THREE MONTHS
                                 THROUGH         DECEMBER 21,         ENDED MARCH 31,
                               DECEMBER 31,    -----------------     ------------------
                                  1996          1995      1996        1996       1997
                               ------------    -------  --------     -------    -------
Actual:
Loss before income taxes.....     $(577)      $(2,425)  $ (8,568)    $ (754)     $ (4,871)
Consolidated fixed charges...        26           131      1,207        143           564
Capitalized interest.........       --            --         --         --           (200)
                                  -----       -------   --------     ------      --------
Earnings.....................     $(551)      $(2,294)  $ (7,361)    $ (611)     $ (4,507)
                                  -----       -------   --------     ------      --------

CONSOLIDATED FIXED CHARGES:
Interest expense.............     $  13       $    59   $    857     $   97      $    151
Capitalized interest.........       --            --         --         --            200
Rental expenses..............        13            72        350         46           213
                                  -----       -------   --------     ------      --------
Consolidated Fixed Charges...     $  26       $   131   $  1,207     $  143      $    564
                                  =====       =======   ========     ======      ========
DEFICIENCY OF EARNINGS TO
 FIXED CHARGES...............     $(577)      $(2,425)  $ (8,568)    $ (754)     $ (5,071)
                                  =====       =======   ========     ======      ========

Pro Forma:
Loss before income taxes.....                           $(34,792)                $(11,480)
Consolidated fixed charges...                             26,933                    6,895
Capitalized interest.........                                --                      (200)
                                                        --------                 --------
Earnings.....................                           $ (7,859)                $ (4,785)
                                                        --------                 --------

CONSOLIDATED FIXED CHARGES:

Interest expense.............                           $ 26,563                 $  6,482
Capitalized interest.........                                --                       200
Rental expenses..............                                370                      213
                                                        --------                 --------
Consolidated Fixed Charges...                           $ 26,933                 $  6,895
                                                        ========                 ========

DEFICIENCY OF EARNINGS TO
 FIXED CHARGES..............                            $(34,792)                $(11,680)
                                                        ========                 ========

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